Exhibit 99.1

Press Release

Valaris Limited Announces Closing of $700 Million Private Placement of 8.375% Senior Secured Second Lien Notes Due 2030 and Availability of $375 Million Revolving Credit Facility

Hamilton, Bermuda, April 19, 2023 … Valaris Limited (NYSE: VAL) (“Valaris”) and its wholly-owned subsidiary, Valaris Finance Company LLC, today announced the closing of their private placement (the “Offering”) under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $700 million in aggregate principal amount of 8.375% Senior Secured Second Lien Notes due 2030 (the “Second Lien Notes”). Valaris is using a portion of the net proceeds from the Offering to fund the previously announced redemption of all of its outstanding Senior Secured First Lien Notes due 2028 (the “First Lien Notes”) and intends to use the remainder of the net proceeds for general corporate purposes. In connection with the closing of the Offering, Valaris discharged its obligations under the indenture governing the First Lien Notes.

In addition, the commitments under Valaris’ previously announced senior secured five-year credit agreement (the “Credit Agreement”) became available to be borrowed upon the closing of the Offering. The Credit Agreement provides for commitments permitting borrowings of up to $375 million and is (i) guaranteed by the same subsidiaries that guarantee the Second Lien Notes and by Valaris Finance Company LLC and (ii) secured on a first lien basis by the same assets that secure the Second Lien Notes.

About Valaris Limited

Valaris Limited (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles, and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. Valaris maintains an unwavering commitment to safety, operational excellence, and customer satisfaction, with a focus on technology and innovation. Valaris Limited is a Bermuda exempted company.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “likely,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding the Offering and the use of proceeds therefrom and the Credit Agreement. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated. For additional information regarding known material risks, you should also carefully read and consider Valaris’ most recent annual report on Form 10-K, which is available on the Securities and Exchange Commission’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and Valaris undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:	Darin Gibbins
Vice President - Investor Relations and Treasurer
+1-713-979-4623

Tim Richardson
Director - Investor Relations
+1-713-979-4619